                         SECURED TERM LOAN AGREEMENT


This Secured Term Loan Agreement is made this 7th day of August, 1996, by and between Merck & Co., Inc., a New Jersey corporation, having an address at Sumneytown Pike, West Point, PA 19486-0004 ("Merck") and Schick Technologies, Inc., a New York corporation, having an address at 31-00 47th Avenue, Long Island City, NY 11101 ("Schick").

Schick is currently engaged in the manufacturing and marketing of computed digital radiography dental devices which employ Charged Couple Device technology and is developing a similar dental device which employs Active Pixel technology. In connection with such business, Schick has developed an application of these technologies which may be useful in developing a device for measuring bone density.

Schick is interested in developing such device for measuring bone density, but requires financial assistance in order to do so. Merck is interested in facilitating the development of such device, and has agreed to provide such financial assistance to Schick on a secured term loan basis, subject to the terms and conditions contained in this Agreement.

NOW THEREFORE, it is agreed as follows:


     1. Definitions. The following capitalized terms shall have the indicated meanings when used in this Agreement:

     (a) "Affiliate" shall mean (i) any corporation, partnership or other business entity fifty (50%) percent or more of the voting stock or interests of which is owned directly or indirectly by a party; or (ii) any corporation, partnership or other business entity which directly or indirectly owns fifty (50%) percent or more of the voting stock or interests of a party; or (iii) any corporation, partnership or other business entity fifty (50%) percent or more of the voting stock or interests of which is owned directly or indirectly by a corporation, partnership or other business entity described in Section 1 (a)(i) or
          (ii)

     (b) "Agreement" shall mean this Secured Term Loan Agreement between Merck and Schick and all Exhibits and Schedules hereto.

     (c) "Amended and Restated Security Agreement" shall mean the Amended and Restated Security Agreement attached as Exhibit A.


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     (d)  "Ancillary Agreements" shall mean the Amended and Restated Security
          Agreement, the Secured Term Notes and any other certificates or agreements executed and delivered pursuant to this Agreement.


     (e) "Calendar Quarter" shall mean the three calendar month periods constituting fiscal quarters under the accounting year used by Schick in preparing its financial statements. Currently, such three month periods begin on April 1, July 1, October 1 and January 1.

     (f) "Device" shall mean any device for measuring human bone density which is developed by Schick and which employs the Technology.

     (g) "Default Rate" shall mean the lower of (ii) twenty four (24%) percent per annum or (ii) the maximum non-usurious interest rate permitted under applicable law.

     (h)  "Event of Default" is defined in Section 8.

     (i)  "FDA" shall mean the U.S. Food and Drug Administration.

     (j)  "First Secured Term Loan" is defined in Section 2(a).

     (k) "First Secured Term Note" shall mean the secured term note in the form attached hereto as Exhibit B to be executed and delivered by Schick at the Initial Closing to evidence the First Secured Term Loan.

     (l) "Initial Closing" shall mean the date, time and place for the execution and delivery of this Agreement and the making of the First Secured Term Loan in accordance with Section 5(a).

     (m) "Interest Rate" shall mean two (2) percentage points above the Prime Rate as specified in the "Money Rate" section of the Wall Street Journal ("Prime Rate") on the date of issue of the applicable Secured Term Note, which interest rate shall fluctuate with the change, if any, in the Prime Rate as listed in the Wall Street Journal on each anniversary date of the issuance of such Secured Term Note, effective as of each such anniversary date. If no publication of the Prime Rate is made on any such anniversary date, then the foregoing annual adjustment shall be made by reference to the next following date on which such publication of the Prime Rate is made, but shall nonetheless be effective as of such anniversary date.

     (n) "January Note" shall mean the $250,000 Promissory Note made by Schick to Merck dated January 31, 1996.

     (o) "March Note" shall mean the $250,000 Promissory Note made by Schick to Merck dated March 13, 1996.

     (p) "Maturity Date" shall mean, for each Secured Term Loan, the thirty (3O) month anniversary of the date of issuance of the related Secured Term Note.

     (q)  "1933 Act" shall mean the Securities Act of 1933, as amended.


     (r) "Obligations" shall mean all principal, interest and other amounts owing from Schick to Merck under this Agreement and the Ancillary Agreements.

     (s)  "Proprietary Rights" is defined in Section 4(h).

     (t) "Qualifying Instrument" shall mean (i) any Qualifying Security, (ii) any options, warrants or other rights convertible into or exchangeable for any Qualifying Security, (iii) any instruments or other securities issued by Schick, excluding debt instruments issued in connection with Commercial Loans, or (iv) any options, warrants or other rights to acquire instruments or other securities issued by Schick, excluding debt instruments issued in connection with Commercial Loans. For the purposes of the foregoing, Commercial Loans shall mean any loan or similar financial accommodation for borrowed money made by a federally or state chartered bank, savings and loan, trust company or similar commercial financial institution.

     (u) "Qualifying Securities" shall mean shares of any class or series of the common or preferred stock of Schick.

     (v) "Register" shall mean to effect a registration by preparing and filing a registration statement or similar document in compliance with the 1933 Act, and the declaration or ordering of the effectiveness of such registration statement or document.

     (w) "Related Assets" shall mean (i) all Proprietary Rights associated with the Technology (as it relates to bone densitometry) and the Device,
          (ii) all raw materials, work-in-process, finished inventory, equipment, materials and other items purchased or produced with the proceeds of the January Note, the March Note or the Secured Term Loans, (iii) all books, records and other written or recorded materials relating to the Technology (as it relates to bone densitometry) and the Device, and (iv) all other rights or assets in the control or possession of Schick which are primarily related to the development of the Technology (as it relates to bone densitometry) and the manufacturing and marketing of the Device, in each case whether now existing or hereafter acquired or developed.

     (x)  "SEC" shall mean the U. S. Securities and Exchange Commission.

     (y)  "Second Secured Term Loan" is defined in Section 2(b).

     (z) "Second Secured Term Note" shall mean the secured term note in the form attached as Exhibit B to be executed and delivered by Schick at the Subsequent Closing to evidence the Second Secured Term Loan.


     (aa) "Secured Term Loans" shall mean the First Secured Term Loan and the Second Secured Term Loan; "Secured Term Loan" shall refer to either the First Secured Term Loan or the Second Secured Term Loan.

     (bb) "Secured Term Notes" shall mean the First Secured Term Note and the Second Secured Term Note; "Secured Term Note" shall refer to either the First Secured Term Note or the Second Secured Term Note.

     (cc) "Subsequent Closing" shall mean the date, time and place for the making of the Second Secured Term Loan in accordance with Section 5(a).

     (dd) "Technology" shall mean all technology associated with the computed digital radiograph device developed by Schick for use in bone densitometry, including both (i) the Charged Couple Device technology licensed to and developed by Schick, and (ii) the Active Pixel technology licensed to and developed by Schick, in all cases as now existing or hereafter acquired or developed.

     2. Secured Term Loans. Subject to all of the terms and conditions contained in this Agreement, Merck hereby agrees to make the Secured Term Loans to Schick in the aggregate principal amount of Two Million Twelve Thousand Eight Hundred Thirty-Three and 33/100 Dollars ($2,012,833.33) as follows:

     (a) First Secured Term Loan. A secured term loan (the "First Secured Term Loan") shall be funded by Merck at the Initial Closing as follows:

          (i) Merck shall advance to Schick the sum of One Million ($1,000,000) Dollars by wire transfer of immediately available funds into the account specified in Exhibit C;

          (ii) Merck shall consolidate the Two Hundred Fifty-Seven Thousand Two Hundred Eighteen and 75/100 Dollars ($257,218.75) of principal and interest obligations owing under the January Note as of the Initial Closing into the principal amount of the First Secured Term Loan; and

          (iii) Merck shall consolidate the Two Hundred Fifty-Five Thousand Six Hundred Fourteen and 58/100 Dollars ($255,614.58) of principal and interest obligations owing under the March Note as of the Initial Closing into the principal amount of the First Secured Term Loan.

     (b) Second Secured Term Loan. A secured term loan (the "Second Secured Term Loan") shall be funded at the Subsequent Closing by Merck advancing to Schick the sum of Five Hundred Thousand ($500,000) Dollars by wire transfer of immediately available funds into the account specified in Exhibit C;


     (c) Interest. Interest on the unpaid principal balance of each Secured Term Loan shall accrue at the applicable Interest Rate for such Secured Term Loan, as in effect from time to time, and shall be due and payable at the same time as the principal amount of such Secured Term Loan as provided in Section 2(d). Interest shall be calculated on the basis of a 360 day year and shall be simple interest.

     (d) Maturity Date. The entire unpaid principal balance of each Secured Term Loan, together with all accrued interest thereon, shall be due and payable on the Maturity Date for such Secured Term Loan. The Secured Term Loans are subject to mandatory and permissive prepayment as provided in Section 7 of this Agreement.

     (e) Certain Deliveries. The First Secured Term Loan shall be evidenced by the First Secured Term Note to be executed and delivered by Schick to Merck at the Initial Closing, appropriately completed in exchange for the funds specified in Section 2(a)(i) and the original January Note and March Note marked "paid in full". The Second Secured Term Loan shall be evidenced by the Second Secured Term Note to be executed and delivered by Schick to Merck at the Subsequent Closing, appropriately completed, in exchange for the funds specified in Section 2(b).

     3. Collateral. As collateral security for the timely repayment of all Obligations, and the timely performance of each and every covenant, agreement and condition described in this Agreement and the Ancillary Agreements to be performed by Schick, Schick grants to Merck the rights, powers and interests described in the Amended and Restated Security. At the Initial Closing, Schick shall execute and deliver to Merck the Amended and Restated Security Agreement, together with UCC-3 amendments to financing statements and such other documentation as Merck may reasonably request to effectuate its rights, powers and interests under the Amended and Restated Security Agreement.

     4 Representations and Warrants of Schick. Schick hereby represents and warrants to Merck as follows:

     (a) Due Organization. Schick is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to carry out its business as currently conducted or contemplated to be conducted, and to enter into and perform its obligations under this Agreement and the Ancillary Agreements. Schick is duly qualified to transact business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the conduct of its business or ownership or lease of its properties require such qualification.


     (b) Capitalization. The authorized capitalized stock of Schick consists of 10,000,000 shares of Common Stock, $.01 par value, of which 2,530,481 shares are currently issued and outstanding (the "Common Stock"). All issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Schedule 4(b), there are no outstanding options, warrants, rights (including conversional or preemptive rights) or agreements for the purchase or acquisition from Schick of any shares of its capital stock.

     (c) Subsidiaries. Schick does not own or control, directly or indirectly, any interest in any other corporation, association, joint venture or other business entity.

     (d) Authorization. This Agreement and each of the Ancillary Agreements has been duly authorized, executed and delivered by Schick and constitutes a valid, legal and binding obligation of Schick, enforceable against Schick accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting the enforcement of creditor's rights and the application of equitable principles in any action, at law or in equity. All corporate action on the part of Schick necessary for the consummation of the transactions contemplated hereby and by the Ancillary Agreements has been taken.

     (e) Certificate of Incorporation and By-laws. Attached as Schedule 4(e) are true and complete copies of the Certificate of Incorporation and By-laws, including all amendments thereto, of Schick. The minute books and stock ledgers of Schick accurately set forth the ownership of all of the issued and outstanding shares of the capital stock of Schick and contain the records of all actions legally required to be contained therein.

     (f) Governmental Consents. Schick possesses all required governmental licenses, permits, approvals, consents and orders for the operation of its business as currently conducted and as contemplated to be conducted. Schick is in compliance with all laws, regulations, orders, judgments and decrees applicable to it or to the operation of its business. The execution, delivery and performance of this Agreement by Schick and the consummation of the transactions contemplated hereby will not result in any violation of any such laws, regulations, orders, judgments or decrees as applicable to Schick. No consent, approval, order or authorization of, or registration, qualification, designation or declaration or filing with, any Federal, State or local government authority on the part of Schick is required in connection with the execution of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated thereby.

     (g) Litigation. Except as set forth on Schedule 4(g), there is no action, suit, proceeding or, to Schick's knowledge, investigation pending or currently threatened against Schick or any or its assets in any court or tribunal or before any governmental agency or instrumentality, and Schick does not know of any valid basis for any such action, suit, proceeding or investigation. Schick is not a party to or subject to the provisions of any writ, order, injunction, judgment or decree of any court, tribunal or governmental agency or instrumentality.

     (h) Proprietary Rights. Except as is set forth on Schedule 4(h), the conduct by Schick of its current and contemplated business does not violate or conflict with, and has not been claimed to violate or conflict with, the patents, trademarks, service marks, trade names, copyrights, trade secrets, informational proprietary rights or processes (collectively "Proprietary Rights") of others, and Schick possesses all Proprietary Rights necessary for the conduct of such current and contemplated business. For the purposes of the foregoing, "contemplated business" shall include, but not be limited to, the design, development, manufacture and sale of Devices and dental devices which employ the Active Pixel technology. A list of all Proprietary Rights owned by or licensed to Schick is set forth in
          Schedule 4(h). Except as set forth on Schedule 4(h), Schick has not granted any option or license of any kind relating to its Proprietary Rights nor is Schick bound by or party to any option or license of any kind with respect its Proprietary Rights.


     (i) Compliance with Organizational Documents. Schick is not in violation of any provisions of its Certificate of Incorporation or By-laws, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation.

     (j) Employee Benefit Plans. Except as set forth in Schedule 4(j), no plan, program, policy or arrangement providing cash or non-cash compensation or benefits to employees (including, without limitation, any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (each a "Benefit Plan") is now, or previously has been, adopted, sponsored, maintained, contributed to or required to be contributed to by Schick, and Schick has no liability, contingent or otherwise, to or with respect to any Benefit Plan. A true and complete copy of each Benefit Plan is set forth on Schedule 4(j) attached hereto.


     (k) Employment and Labor Relations. Schick is not bound by or subject to (and none of its assets or properties are bound by or subject to) any employment contract, commitment or arrangement with any employee, express or implied, which provides a binding obligation for (i) continued employment of such employee by Schick, or (ii) any termination, severance or other consideration payable by Schick to such employee upon termination of employment. Schick has no collective bargaining agreements with any labor union, and no labor union has requested or, to the knowledge of Schick, has sought to represent any of its employees, representatives, or agents. Schick has not experienced any material labor difficulty during the past 2 years and, except as set forth in Schedule 4(k), there is no pending or, to the best of Schick's knowledge, threatened dispute, controversy, proceeding or charge by or with any employee or former employee of Schick. To the best of Schick's knowledge, none of the employees of Schick is obligated or under contract, agreement or commitment of any nature with a third party, or subject to any judgment, decree or order of any court or administrative agency that would interfere with the use of such employee's best efforts to promote the interest of Schick or that would conflict with the business of Schick as currently conducted or contemplated to be conducted.

     (l) Title to Properties; Lien Priority. Schick has good and marketable title to and lawfully possesses all of the personal property used in its businesses, free and clear of all liens, security interests, encumbrances or rights of third parties, except for liens in favor of Merck and the rights of equipment lessors under equipment leases. The lien on the assets of Schick created under the Amended and Restated Security Agreement constitutes a first priority security interest, which will be duly perfected upon the filing of UCC-3 amendments to financing statements in accordance with the Amended and Restated Security Agreement.

     (m) Real Property. Schick has no legal or equitable ownership interest, or any contract to acquire any legal or equitable ownership interest, in any real property. Except as set forth in Schedule 4(m), Schick does not lease any real property. A true and complete copy of any lease set forth on Schedule 4(m) is attached hereto. All leases referred to in
          Schedule 4(m) are in full force and effect, and Schick's leasehold interest thereunder is free and clear of all mortgages, assignments, pledges, liens, charges, encumbrances or rights of third parties. Neither Schick nor, to the best of Schick's knowledge, any other party to the leases set forth on Schedule 4(m) is in material breach of any of the terms, conditions or provisions thereof or is in default thereunder; the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby will not result in any such breach or default.


     (n) Material Contracts. Except as set forth on Schedule 4(n), Schick is not a party to or bound by, and none of its properties are subject to, any material agreement, contract or other commitment, whether oral or written, express or implied. Each agreement, contract and commitment referred to in Schedule 4(n) is in full force and effect. Neither Schick nor, to the best of Schick's knowledge, any other party to any such agreement, contract or commitment is in material breach of any of the terms, conditions or provisions thereof or is in default thereunder; the execution, delivery and performance of this

          Agreement and the consummation of the transactions contemplated hereby will not result in any such breach or default. A true and complete copy of each contract referred to in Schedule 4(n) attached hereto.

          Insurance. Set forth on Schedule 4(o) is a complete list of all insurance policies which Schick maintains with respect to its businesses, properties or employees. Such policies are in full force and effect and (i) in the case of casualty insurance, provides coverage in an amount at least equal to the full replacement value of Schick's assets, and (ii) in the case of liability insurance, is in an amount not less than $5,000,000 per occurrence.

     (p) Financial Statements. Schick has furnished Merck with the Balance Sheets of Schick dated March 31, 1995 and December 31, 1995, and the related Statements of Operation, Statements of Cash Flows and Supplementary Schedules for the periods then ended, all audited by Richard A. Eisner & Company; Schick has also furnished Merck with the Balance Sheet of Schick dated March 31, 1996, and the related Statement of Operation, Statement of Cash Flows and Supplementary Schedules for the period then ended, all audited by Price Waterhouse (all of such financial statements from March 31, 1995 to March 31, 1996 are collectively the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated. Each of the Balance Sheets included within the Financial Statements fairly represents the financial condition of Schick as of the dates thereof and reflects all claims against and all debts and liabilities of Schick, fixed or contingent, at the dates thereof. Each of the Statements of Operation and Statements of Cash Flow included in the Financial Statements fairly presents the results of the operations of Schick and the changes in its cash flows, respectively, for the periods covered thereby. Since March 31, 1996, there has been no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or the results of operations or prospects of Schick.

     (q)  Tax Returns and Payments. All required tax returns and reports of

          Schick have been duly filed and all taxes, assessments, fees and other government charges upon Schick or any of its assets, income or franchises which are due and payable have been paid. All such tax returns and reports are true and complete in every material respect and reflect accurately all liability for taxes of Schick for the periods indicated. The charges, accruals and reserves on the books of Schick in respect of federal and state taxes for all fiscal periods to date are adequate and there are no unpaid assessments for additional federal and state taxes with respect to Schick for any fiscal period. No examination of any tax return of Schick is currently in progress.


     (r) Relationship with Vendors and Customers. Since December 31, 1995 Schick has not suffered any material deterioration in its business relationship with any of its customary vendors or customers, and Schick does not have any reason to anticipate any such material deterioration.


     (s) Interests in Vendors or Customers. No director, officer, employee or agent of Schick has any direct or indirect financial interest in, or is a director, officer or employee of, any corporation, firm, association or other entity which is a customer or vendor of Schick.

     (t) Disclosure. Neither this Agreement nor any other documents, correspondence, statements or certificates made or delivered by Schick in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein contained not misleading.

     5. Closings.

     (a) Initial and Subsequent Closing. The Initial Closing shall occur on August 7th, 1996, subject the satisfaction of all terms and conditions contained in this Agreement which are to be satisfied on or before the date of the Initial Closing. The Subsequent Closing shall occur on a mutually agreed date within 15 business days after the satisfaction of all terms and conditions contained in this Agreement which are to be satisfied on or before the date of the Subsequent Closing. Both the Initial Closing and the Subsequent Closing shall occur at the offices of Merck located at Sumneytown Pike, West Point, Pennsylvania.

     (b) Initial Closinq Deliveries. At the Initial Closing, Schick shall make the following deliveries to Merck:

          (i)  The First Secured Term Note, duly executed by Schick;


          (ii) The Amended and Restated Security Agreement, duly executed by Schick;

          (iii)UCC-3 Amendments to Financing Statements, duly executed by Schick and in form and substance satisfactory to Merck;

          (iv) An opinion of Schick's counsel, in form and substance reasonably satisfactory to Merck, as to the matters set forth in Sections 4(a), (d), (f) (last sentence), (g) and (i) of this Agreement and
               Section 8(v) of the Amended and Restated Security Agreement;


          (v) Certified resolutions authorizing Schick to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements;

          (vi) A certificate from the Chief Executive Officer of Schick dated as of the Initial Closing date, certifying that the conditions specified in Section 5(d) have been satisfied; and

          (vii) The insurance certificates required by Section 6(i).

     (c) Subsequent Closinq Deliveries. At the Subsequent Closing, Schick shall make the following deliveries to Merck:

          (i)  The Second Secured Term Note, duly executed by Schick;

          (ii) A certificate from the Chief Executive Officer of Schick dated as of the Subsequent Closing date, certifying that the conditions specified in Section 5(e) have been satisfied; and

          (iii)A copy of the 510(k) registration for the Device issued by the FDA pursuant to which the Device is authorized to be marketed for measuring bone mineral density.

     (d) Certain Conditions--Initial Closing. The obligation of Merck to advance the First Secured Term Loan is subject to the following additional conditions:

          (i) All representations and warranties of Schick contained in the Agreement and the Ancillary Agreements shall be true as of the Initial Closing Date.

          (ii) Schick shall have performed and complied with all agreements, obligations and conditions contained in this Agreement and the Ancillary Agreements that are required to be performed or complied with by Schick on or before the Initial Closing date.


          (iii)There shall have occurred no Event of Default under the January Note, the March Note or the Security Agreement between Merck and Schick dated January 31, 1996 (as amended by an amendment dated March 13, 1996), or any event which, with the giving of notice, the passage of time, or both, would constitute any such Event of Default under such documents.

          (iv) Schick shall have retained the consulting firm of C.L. McIntosh & Associates, Inc., or with Merck's prior written consent, another firm reasonably satisfactory to Merck, for the purposes of obtaining advice regarding (A) the filing of and obtaining a 510(k) registration with the FDA for the Device and (B) compliance with current Good Manufacturing Practices with respect to implementing a manufacturing capability for the manufacture of Devices.

          (v) Schick shall have entered into a definitive written license agreement with Photobit, Inc. for use of the Active Pixel technology in the fields of dental radiograph, bone densitometry, and osteoporosis diagnosis, and a true and complete copy of such agreement shall have been delivered to Merck.

          (vi) Schick shall provide to Merck written evidence of the closing of a Schick common stock private placement offering pursuant to which Schick has raised not less than Two Million Five Hundred Thousand ($2,500,000) Dollars.

          (vii)Schick shall have withdrawn its trademark application relating to the Device which has been filed with the U.S. Patent and Trademark Office under the name FOSAMETER, and shall certify that no similar applications have been filed in other jurisdictions.

     (e) Certain Conditions--Subsequent Closing. The obligation of Merck to advance the Second Secured Term Loan is subject to the following additional conditions:

          (i)  The representations and warranties contained in Sections 4(a),
               (c), (d), (f), (h), (i), (l), (o), (p), (q), (r) and (t) shall be true on and as of such Subsequent Closing date with the same effect as though such representations and warranties had been made on such Subsequent Closing date.

          (ii) Schick shall have performed and complied with all agreements, obligations and conditions contained in this Agreement and the Ancillary Agreements that are required to be performed or complied with by Schick on or before the Subsequent Closing date.

          (iii)There shall have occurred no Event of Default under this Agreement or any of the Ancillary Agreements or any event which, with the giving of notice, the passage of time, or both, would constitute any such Event of Default under such documents;

          (iv) The studies referred to in Section 10(a)(i)-(iii) shall have been completed;

          (v) Schick shall have obtained a 510(k) registration for the Device from the FDA; and

          (vi) The Subsequent Closing shall occur prior to June 30, 1997.

     6. Covenants of Schick. For so long as any of the Obligations are outstanding, Schick agrees as follows:

     (a)  Delivery of Financial Statements. Schick shall deliver to Merck:

          (i) as soon as practicable, but in any event within 90 days after the end of each fiscal year of Schick, (A) an Operating Statement for such fiscal year, (B) a Statement of Cash Flows for such fiscal year and (C) a Balance Sheet as of the end of such year. The foregoing year end financial reports shall be prepared in reasonable detail, in accordance with generally accepted accounting principles consistently applied and shall be certified by Price Waterhouse or another independent certified public accountant selected by Schick and reasonably acceptable to Merck.

          (ii) as soon as practicable, but in any event within 60 days after the end of each of the first three Calendar Quarters of each fiscal year of Schick, (A) and Operating Statement for such Calendar Quarter and on a fiscal year to date basis, (B) a Statement of Cash Flows for such Calendar Quarter and on a fiscal year to date basis, and (C) a Balance Sheet as of the end of such Calendar Quarter. The foregoing financial reports shall be prepared in reasonable detail, in accordance with generally accepted accounting principles consistently applied and shall have the same level of review (e.g. compiled, review or certified) as is performed by or on behalf of Schick for such quarterly statements at that time.

          (iii)as soon as practicable, but in any event within 30 days after the end of each month (A) an unaudited Operating Statement for such month and on fiscal year to date basis, (B) an unaudited Statement of Cash Flows for such month and on a fiscal year to date basis, and (C) an unaudited Balance Sheet as of the end of such month. The foregoing financial reports shall be prepared in reasonable detail, in accordance with generally accepted accounting principles consistently applied.


          (iv) as soon as practicable, but in any event within 5 days of the filing or release thereof, copies of each filing made by Schick or any Afffiliate with the SEC and each communication from Schick to its debtholders or shareholders generally.

     (b) Inspection. Schick shall permit Merck to visit and inspect its properties and facilities, to examine its books and records and to discuss its affairs, finances, and accounts with each of its officers, employees and accountants, all at such reasonable times as may be requested.

     (c) cGMP Compliance; Regulatory Correspondence. Schick shall at all times comply with cGMP's in connection with the conduct of its operations. Schick shall immediately forward to Merck any Notice of Observation, Warning Letter, or other communications of any type received from the FDA or other federal or state regulatory agency or authority.

     (d) Environmental. Schick has not and shall not at any time generate, store, treat, discharge, refine, handle, release or dispose of any Hazardous Materials except for standard maintenance uses of small quantities of cleaning agents in accordance with all applicable laws and free from statutory or common law liability, including but not limited to, liability for property, personal or natural resource damages. For the purposes of the foregoing, "Hazardous Materials" shall mean any substances the presence of which requires investigation or remediation or which otherwise may result in liability under any current or future federal, state, or local statute, regulation, ordinance, order, action, policy or common law.

     (e) ERISA. If Schick shall hereafter adopt a Benefit Plan, such Benefit Plan shall be established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including, but not limited to, ERISA and the Code.

     (f) Comply with Laws. Schick shall comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority relating to its corporate existence and the conduct of its business. Schick shall maintain all required governmental licenses, permits, approvals, consents or orders for the operation of its businesses as then being conducted or contemplated to be conducted.

(g) Investments, etc. Schick shall not, directly or indirectly, (i) purchase or otherwise acquire or own any stock or other securities of any other entity, other than (A) immaterial investments (i.e. investments in amounts of less than $30,000) and (B) investments in investment grade interest bearing securities; (ii) make or permit to be outstanding any loan or advance (other than advances to employees for travel expenses and similar ordinary course expenditures) or capital contributions to any other entity; or (iii) guarantee or become or be liable with respect to, directly or indirectly, any indebtedness, obligations, liability, or dividend of any other entity.

(h) Payments and Distributions. Schick shall not, directly or indirectly: (i) declare, order or pay any dividend or other distribution on account of any shares of any class of its stock except a dividend payable solely in shares of its own capital stock, or (ii) order or make any redemption, retirement, purchase or other acquisition of any shares of any class of its stock or of any options (including warrants or similar right) to purchase such stock, except to the extent that such consideration consists of shares of its own capital stock.

(i) Insurance of Property. Schick will maintain with financially sound and reputable insurers (i) casualty insurance with respect to its personal property and fixtures in an amount at least equal to the full replacement value thereof and (ii) commercial liability insurance in an amount not less than $5,000,000 per occurrence. Schick will deliver to Merck certificates of insurance evidencing the existence and continuation of such insurance coverage at the Initial Closing, which certificates shall name Merck as an additional named insured and loss payee.

(j) Taxes. Schick will pay or cause to be paid all taxes, assessments, fees and other governmental charges levied upon any of its properties or assets or in respect of its franchises, business, income or profits before the same become delinquent, except to the extent such charges are then being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted and a reserve for which has been established in the full amount of the claimed charge.

(k) Use of proceeds; Reports. All proceeds from the Secured Term Loan shall be used for the sole purposes of (i) developing the Technology (as it pertains to bone densitometry) and the Device, (ii) obtaining FDA approval of the Device, (iii) conducting clinical and other related studies with respect the Device, (iv) scaling up manufacturing operations for the production of Devices, and (v) the introduction, sale and marketing of Devices. Schick shall deliver to Merck as soon as possible, but in any event within 30 days after the end of each month, an accounting setting forth in reasonable detail all amounts expended in such month in connection with the activities referred to in clauses (i)-(v), which accounting shall include a ratable allocation of such amounts expended between the Secured Term Loans and amounts supplied by Schick, and which allocation shall have at least fifty (50%) percent of such amounts expended allocated to amounts supplied by Schick. For the purposes of the foregoing, allocation of Schick overhead shall be made in accordance with Exhibit D

(l) Study Results, etc. Schick shall, within 5 days after receipt, provide to Merck the full results of any (i) trials, studies or other clinical data obtained with respect to the Device or the Technology (as it pertains to densitometry), (ii) regulatory inspections of its facilities by FDA or other regulatory authorities, or (iii) consultant reports concerning the Device or any of its manufacturing operations pertaining thereto. Schick shall consult with Merck regarding the results of any such trial, study, data, inspections or report.

(m) Notice to Merck. Schick shall immediately notify Merck of the occurrence of any event which constitutes an Event of Default or which would, with the giving of notice, the passage of time, or both, constitute an Event of Default.

(n)  [deleted].

(o) Retention of David Schick. Schick shall at all times retain David Schick as its Chief Executive Officer and as a full time employee, and shall cause David Schick to devote such efforts as are required for the design, development, manufacturing and marketing of the Device in accordance with the development plan attached as Exhibit E.

(p) Continued Retention of C.L. McIntosh. Schick shall continue to retain the consulting firm of C.L. McIntosh & Associates, or with

Merck's prior written consent, another firm reasonably satisfactory to Merck, for the purposes set forth in Section 5(d)(iv).

(q) Use of CCD Technology. Schick shall not employ the CCD technology in the Devices manufactured by it for sale or commercial use.

(r) Trademarks. Schick will not refile a trademark or service mark application for the Device using the name or mark "FOSAMETER" or file a trademark or service mark application or adopt a trademark or service mark which uses the phrase "FOSA" or any other name or mark similar to the trademarks of Merck or its Affliates.

(s)  Commitment of Capital. In addition to the Secured Term Loans, Schick agrees to commit such additional capital as may be required to accomplish the purposes specified in Section 6(k)(i)-(v) in accordance with the timing expressed in the development plan.

(t) Further Assurances. Schick shall execute such additional documentation as Merck may reasonably request to establish, perfect, assure and/or maintain Merck's rights and interests under this Agreement and the Ancillary Agreements.


7. Prepayment.

(a) Mandatory Prepayment. The Secured Term Notes are subject to full or partial mandatory prepayment as follows:

     (i) If Schick or an Afffiliate shall Register any Qualifying Securities under the 1933 Act in connection with the public offering of such Qualifying Securities, Schick shall make an immediate prepayment on the Obligations in an amount equal to the Net Proceeds (as hereinafter defined) of such public offering;

     (ii) If Schick or an Afffiliate shall issue Qualifying Instruments resulting in Net Proceeds equal or exceeding $2,000,000 (individually or in the aggregate) pursuant to one or more offerings occurring after the date of this Agreement, which offering or offerings are not required to be Registered, Schick shall make an immediate prepayment on the Obligations in an amount equal to $250,000 (a one time payment due upon exceeding the $2,000,000 threshold) plus 25% of the Net Proceeds received in such offering(s) which exceed $2,000,000. Notwithstanding the foregoing, any Qualifying Instrument issued by Schick in connection with the private placement referred to in Section 5(d)(vi) shall be excluded from the foregoing calculation.

     (iii)In the event that Schick individually, any Schick Affliate individually, or Schick and its Affliates on a consolidated basis (collectively the "Schick Group") shall have Augmented Net Income (as hereafter defined) at the end of any Calendar Quarter in excess of $1,250,000 on a fiscal year to date basis in any fiscal year of Schick, then Schick shall make an immediate prepayment on the Obligations in an amount equal to 25% of the difference between the amount of the fiscal year to date Augmented Net Income at the end of such Calendar Quarter and $1,250,000. In the event that at the end of any subsequent Calendar Quarter in such fiscal year, the Schick Group shall have additional Augmented Net Income, Schick shall make an immediate payment to Merck of 25% of the difference between the Augmented Net Income on a fiscal year to date basis as of the end of such Calendar Quarter and the Augmented Net Income at the end of the last Calendar Quarter in such fiscal year with respect to which a prepayment under this Section 7(a)(iii) has been made. For the purposes of the foregoing "Augmented Net Income" shall mean net income plus depreciation, amortization, and other non-cash items that are deducted from gross income in determining net income in Schick's and its Affiliates' respective financial statements. It is acknowledged by the parties that Schick's current fiscal year is April 1 to March 31; in the event that Schick shall change its fiscal year, the parties shall negotiate in good faith for an adjustment in the provisions of this Section 7(a)(iii) as they apply to any resulting short fiscal year, it being the intention of the parties that the provisions of this Section 7(a)(iii) are to apply, in each case, to a full 12 month period.

For the purposes of Section 7(a)(i) and (ii), "Net Proceeds" shall mean gross proceeds less reasonable underwriting fees, brokerage fees, attorneys fees, listing fees and other similar expenses customarily incurred in similar transactions.

Written notice of the occurrence of either of the events in Section 7(a)(i)-(ii) shall be given to Merck no later than the date of the occurrence of such event; written notice of the occurrence of the events in Section 7(a)(iii) shall be given to Merck no later than 60 days after the close of the relevant Calendar Quarter.

     (b) Optional Prepayment. The Secured Term Loans are subject to full or partial prepayment by Schick at its option at any time, and without penalty or premium. Written notice of any optional prepayment shall be given to Merck not less 15 days before the date fixed for repayment, and shall specify the amount to be prepaid.

     (c) Partial Payment. The amount of any partial prepayment of the Secured Term Loans shall be allocated first to all amounts owing thereunder other than principal and interest, second to interest thereon, and third to the principal amount thereof; in each case further allocation within each such category between the First Secured Term Note and the Second Secured Term Note shall be made in such fashion as Merck shall determine.


8. Default.

     (a) Events of Default. Each of the following events shall constitute an event of default under the Secured Term Loans (each an "Event of Default"):


          (i) any failure to repay all Obligations under either Secured Term Loan at the Maturity Date;

          (ii) any failure to make a prepayment on the Obligations under either Secured Term Loan in accordance with Section 7(a) as and when required;

          (iii) any failure to make a payment required hereunder or under the Ancillary Agreements when due, other than a payment referred to in Section 8(a)(i) or (ii), provided that if such failure is curable in its entirety within 10 days and no cure period is otherwise afforded under this Agreement or the Ancillary Agreements, then Schick shall be permitted a 10 day cure period from the occurrence of such failure;

          (iv) any of the representations or warranties made by Schick hereunder or under the Ancillary Agreements shall be untrue when made or deemed made;

          (v) Schick shall fail to perform or observe any covenant, term or condition of this Agreement or the Ancillary Agreements, other than a payment referred to in Section 8(a)(i),(ii) or (iii), provided that if such failure is curable in its entirety within 10 days and no cure period therefor is otherwise afforded under this Agreement or the Ancillary Agreements, then Schick shall be permitted a 10 day cure period from the occurrence of such failure;

          (vi) the occurrence of any Event of Default under the Amended and Restated Security Agreement or either of the Secured Term Notes (as such terms are defined therein);


          (vii) any final non-appealable judgment amount exceeding $50,000 shall be entered against Schick, which shall remain undischarged or unpaid for a period of 60 days;


          (viii) any default by Schick on any indebtedness or debt obligations to third parties (excluding trade payables and other accrued current liabilities arising in the ordinary course of business) in an amount exceeding $50,000 such that the holder of such indebtedness or debt obligation is entitled to declare same due and payable prior to the scheduled maturity date;

          (ix) Any default by Schick on payment of trade payables or other accrued current liabilities arising in the ordinary course of business, in an amount exceeding $75,000 individually or $150,000 in the aggregate, such that the party or parties entitled to payment thereunder have declared the same immediately due and payable;

          (x) any warrant of attachment or for distraint relating to the nonpayment of taxes or any notice of tax lien shall be issued relating to or encumbering any of the assets of Schick that is not, within 15 days of entry, discharged or stayed or bonded, to the satisfaction of Merck;

          (xi) Schick shall transfer, or enter an agreement to transfer (whether by sale, merger, or otherwise) (i) all or substantially all of its assets, or (ii) any substantial portion of the Related Assets; provided however, that a transfer of the Related Assets to a wholly owned subsidiary shall not be deemed an Event of Default if, prior to such transfer, Schick shall have delivered to Merck (x) a written guaranty of such subsidiary, in form and substance reasonably satisfactory to Merck, pursuant to which such subsidiary guarantees the full payment of all Obligations, and the full performance of all covenants an agreements of Schick under this Agreement and the Ancillary Agreements, in each case as and when due, and (y) a security agreement and UCC-1 financing statements, in form and substance reasonably satisfactory to Merck, pursuant to which such subsidiary grants to Merck a first priority security interest in all inventory and accounts receivable of such subsidiary, and all proceeds and products thereof, and (z) such other documents and instruments as Merck may reasonably request;

          (xii)  the dissolution or liquidation of Schick;


          (xiii) the cessation of normal business operations by Schick for a period exceeding ten (10) business days;

          (xiv) Any restraining order, injunction or other decree shall be issued or entered and remain in effect for sixty (60) days which materially and adversely impacts the ability of Schick to make, have made, use or sell Devices (A) in the United States, Canada, Germany, France, Italy, Japan or the United Kingdom or
                 (B) in any other country where gross sales of Devices in the preceding twelve month period (or portion thereof) exceeded $250,000;

          (xv) Schick shall file a voluntary petition in bankruptcy or insolvency, or shall be adjudicated as bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, adjustment, liquidation or similar relief under the present or any future federal bankruptcy code or law or any other present or applicable federal, state or statute or law relating to relief of debtors, or shall make an assignment for the benefit of creditors or shall seek or consent to or acquiesce in the appointment of a trustee, receiver or liquidator for all or any part of its assets; or

          (xvi) any case, proceeding or other action against Schick shall be commenced seeking to have an order for relief entered against it as debtor or seeking a reorganization, arrangement, adjustment or liquidation of its affairs under any code or law related to bankruptcy, insolvency, reorganization or relief of debtors or seeking appointment of a receiver, trustee, custodian or similar official for Schick or for all or any substantial part of its assets and such case, proceeding, or action (A) results in the entry for any order of relief or (B) remains undismissed for a period of 60 days.

          (xvii) any termination of the license agreement with Photobit, Inc, unless prior to such termination, Schick shall have created, acquired or licensed a replacement technology reasonably satisfactory to Merck.

     (b)  Remedies.

          (i)    Upon the occurrence of a Event of Default, Merck shall have the right and remedy to:

          (A) Declare all Obligations immediately due and payable, which amount shall thereafter bear interest at the Default Rate;

          (B) Commence an action at law, in equity or by other appropriate proceeding to enforce specific performance of any term hereof or for an injunction against violation for any term hereof;

          (C) Perform any duties or obligations on Schick's part to be performed hereunder or under the Ancillary Agreements and add any amounts expended in so doing to the Obligations due under the Secured Term Loans with interest at the Default Rate;

          (D) Exercise any rights and remedies available under the Amended and Restated Security Agreement or either of the Secured Term Notes; and

          (E) Exercise any rights and remedies available to creditors under applicable law.

     (c) Fees and Expenses. Schick agrees to pay to Merck upon demand all fees and expenses incurred in successfully enforcing this Agreement or any of the Ancillary Agreements, including reasonable attorneys fees and expenses, plus interest at the Default Rate.

     (d) Remedies Cumulative; Direct Recourse. All remedies of Merck under this Agreement and the Ancillary Agreements are cumulative and may, to the extent permitted by law, be exercised concurrently or separately and the exercise of one remedy shall not be deemed to preclude the exercise of any other remedy. Schick agrees that, upon the occurrence of an Event of Default, Merck may institute suit to collect the Obligations directly against Schick, without first foreclosing upon or liquidating any collateral under the Amended and Restated Security Agreement. No failure on the part of Merck to exercise and no delay in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Merck of any right or remedy preclude any other or further exercise thereof, or the same or any other right or remedy by Merck.

     9.   Indemnification.


     (a) Schick Obligation. Schick agrees to indemnify, defend and hold harmless Merck and its Affiliates and their respective directors, officers, employees and agents from and against all claims, actions, damages, losses, liabilities, costs and expenses (including, without limitation, reasonable expenses of investigation and attorneys fees) arising out of:

          (i)    any failure to pay all Obligations hereunder when due;

          (ii) any breach by Schick of a representation or warranty made by it in this Agreement or any Ancillary Agreement;

          (iii) any material failure by Schick to perform or observe any covenant or agreement to be observed or performed by it under this Agreement or the Ancillary Agreements;

          (iv) any personal injury or property damage relating to the operation of Schick's business or use of its products, including but not limited to, the development, testing, manufacturing, marketing, sale, use or misuse of the Device;

          (v) any claim for inducing patent infringement, to the extent based upon Schick's manufacture, use, sale, offers to sell or importation of the Device; and


          (vi) the enforcement by Merck of its rights under this Agreement or the Ancillary Agreements.


          (b) Procedure. Promptly after receipt by Merck of notice of a claim requiring indemnification hereunder, Merck will, if a claim in respect thereof is to be made against an Schick under this
                 Section 9, deliver to the Schick a written notice of the commencement thereof and Schick shall have the right to participate in and to assume the defense thereof with counsel mutually satisfactory to the parties. Merck shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of the Merck, unless (i) the employment of such counsel has been specifically authorized in writing by Schick, (ii) Schick has failed to assume the defense of such claim and employ counsel, or (iii) the named parties to any such action (including any impleaded parties) include both the Merck and the Schick, and Merck shall have been advised by its counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Schick (in which case Schick shall not have the right to assume the defense of such action on behalf of Merck). Schick shall not be liable under Section 9(a) for any settlement affected without its consent, which consent shall not unreasonably be withheld. Merck shall make available during normal business hours all employees and records with relevant information as Schick may reasonably request in connection with the defense or investigation of any matter subject to indemnification hereunder.

10.  Other Obligations.

     (a) Protocol Development. Merck will develop and propose to Schick a protocol for performing (i) an in vivo clinical study to investigate "raw data" correlation between radiographic absorptiometry ("RA") and the Device for measuring phalange bone density, (ii) an in vivo clinical study to establish a normative database for use in connection with the Device, and (iii) a cadaver study to measure precision and accuracy of the Device, and "raw data" correlation between RA and the Device, in each case as it pertains to measurement of phalange bone density. Merck agrees that it will deliver to Schick the protocols referred to in clauses (i)-(iii) on or before September 30, 1996, provided that if Merck shall fail to make such deliveries by that date, the June 30, 1997 date referred to in Sections 5(e)(vi) and 10(c) shall be extended one day for each day that such protocols are so delayed. Merck shall make good faith efforts in the performance of its obligations under this Section 10(a), but shall not be responsible for outcomes, implementation, scope, methodology or design deficiencies.

     (b) Partial Funding of Development and Clinical Work. Merck agrees to provide the following funding:

          (i) Payment of fees and expenses due to C.L. McIntosh & Associates in connection with the work referred to in Sections 5(d)(iv), up to a maximum of twenty thousand ($20,000) dollars;

          (ii) Payment of fifty (50%) percent of the fees and expenses in connection with the in vivo correlative study and normative database study referred to in Section 10(a)(i) and (ii).

Schick understands and agrees that the amounts referred to in Section 10(b)(i) may not constitute all fees and expenses required to be paid to C.L. McIntosh & Associates in connection with the work referred to in Sections 5(d)(iv); Schick also acknowledges and agrees that all fees and expenses referred to in Section 10(a)(iii) shall be the responsibility of Schick. Further, Schick acknowledges that Merck has no obligation to fund any other studies or expenses in connection with the Device. Schick agrees that C.L. McIntosh & Associates is an independent contractor and not an agent of Merck, and that Merck shall have no responsibility or liability for the services performed by C.L. McIntosh & Associates.

     (c) Marketing. Assuming FDA approval for marketing the Device is obtained on or prior to June 30, 1997, Merck agrees to discuss with

          Schick mutually acceptable marketing initiatives for the Device, as the parties deem appropriate, and which are consistent with the objectives and practices of both Merck and The Bone Measurement Institute, an Affiliate of Merck, as then in effect in the field of bone densitometry. Each of Merck and Schick shall be free to pursue marketing initiatives with other parties, and neither Merck nor Schick shall be obligated to offer or to accept any specific marketing activity.

     (d) Schick Obligations Not Affected. Schick agrees that its obligation to repay all Obligations as and when due is independent of the agreements of the parties under this Section 10, and that Schick shall not be entitled to any set-off, reduction or other adjustment in the Obligations in any way arising out of or relating to the alleged performance, non-performance or inadequate performance by Merck of its obligations under this Section 10. Merck's obligations under Section 10 shall survive any prepayment of the Secured Term Loans.

11.  Miscellaneous.

     (a) Entire Agreement. This Agreement, together with the Ancillary Agreements, constitutes the entire agreement among the parties and supersedes any previously negotiated agreements or understandings relating to the subject matter hereof. Except as otherwise expressly provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any third party any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

     (b) Survival of Warranties. The warranties, representations and covenants of Schick and Merck contained in or made pursuant to this Agreement and the Ancillary Agreements shall survive the execution and delivery of this Agreement, the Initial Closing and the Subsequent Closing, and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of any party.

     (c) Governing Law. This Agreement and the Ancillary Agreements shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and intended to be wholly performed in New York.


     (d) Counterparts. This Agreement and the Ancillary Agreements may be executed in various counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (e) Titles and Subtitles. The titles and subtitles used in this Agreement and the Ancillary Agreements are used for convenience only and are not to be considered in construing or interpreting this Agreement or the Ancillary Agreements.

     (f) Expenses. Schick shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement and the Ancillary Agreements, and Merck shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery, and performance of this Agreement and the Ancillary Agreements.

     (g) Amendments and Waivers. Any term of this Agreement and the Ancillary Agreements may be amended only with the written consent of the parties hereto. The observance of any term of this Agreement and the Ancillary Agreements may be waived only by the written consent of the party who was intended to benefit from such term.


     (h) Severability. If one or more provisions of this Agreement or the Ancillary Agreements are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement and the Ancillary Agreements shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

     (i) Assignment. This Agreement and the Ancillary Agreements and the rights and obligations specified herein and therein shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Merck shall have the right to assign its rights and obligations hereunder and thereunder to any successor holder of a Secured Term Note and such successor holder shall have all of the rights and shall be entitled to all of the benefits of Merck with respect to such Secured Term Note, this Agreement and the Ancillary Agreements; provided however that Merck shall not be entitled to assign its rights or obligations under
          Section 10 of this Agreement. Schick shall not be entitled to assign its rights or obligations under this Agreement or the Ancillary Agreements.

     (j) Cooperation. Each of the parties hereto shall cooperate with the other in each and every way to carry out the transactions contemplated herein and to deliver all documents and instruments deemed necessary or appropriate to effectuate the provisions hereof.

     (k) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if by telefax, when delivered to the telefax operator of the recipient, if sent by reliable overnight courier service providing a delivery receipt, one
          (1) day after deposit with such courier or if mailed, seven (7) business days after the time it was mailed, certified or registered, return-receipt requested, postage prepaid, addressed to such party as follows or at such other address as may hereafter be designated in writing by such party to the other party hereto:

          If to Schick:
          Schick Technologies, Inc.
          31-00 47th Avenue
          Long Island City, New York 11101
          ATTN.: David Schick


          Telecopier No. (718) 937-5962


          with a copy to:
          Kelley Drye & Warren, LLP
          101 Park Avenue
          New York, New York 10178
          ATTN.: Mark Bane, Esq.

          Telecopier No.: (212) 808-7897

          If to Merck:
          Merck & Co., Inc.
          P.O. Box 4
          Sumneytown Pike
          West Point, PA 19486-0004
          ATTN.: Senior Director, USHH Business Development
                 WP39-333

          Telecopier No.: (215) 652-2131


          with a copy to:

          Merck & Co. Inc.
          P.O. Box 4
          Sumneytown Pike
          West Point, PA 19486-0004
          ATTN.: Assistant General Counsel - USHH Commercial

                 WP53C-316

          Telecopier No.: (215) 652-6355


     (m) Public Announcements; Use of Name. No public announcements or similar publicity with respect to this Agreement, the Ancillary Agreements or the transactions contemplated herein shall be made by either party without the prior written approval of the other party. In addition, neither party shall use the name of the other for any commercial purpose without such other party's prior written approval. Nothing in this Section 10(m), however, shall prevent either party from making such disclosures as such party's legal obligations require; however, in such event, the party who is required to make the disclosure will allow the other party to review the disclosure sufficiently in advance in order to provide suggestions on the form and substance of the disclosure. In the event that either party intends to publish any data or results from the clinical studies referred to in Section 10(a), the party who intends to make the publication will allow the other party to review the publication sufficiently in advance in order to provide suggestions on the form and substance of the publication. Further, each party agrees not to publish data derived from such studies that the other party considers proprietary without the prior written consent of such other party, which consent shall not be unreasonably withheld.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written above.



Schick Technologies, Inc.              Merck & Co., Inc.

By: /s/ David Schick                   By: /s/ David Anstice
    ---------------------------            ---------------------------------
    David Schick, President                    David Anstice, President USHH


                                       By: /s/ Caroline Dorsa
                                           ---------------------------------
                                           Caroline Dorsa, Treasurer